Exhibit 99.1


                             SUPERIOR PRESS RELEASE


          MILWAUKEE, Wis. and JACKSONVILLE, Fla. - (BUSINESS WIRE) -- July 6, 1998 -- Superior Services, Inc. (NASDAQ/NMS:SUPR) and GeoWaste Incorporated (NASDAQ:GEOW) today announced that they have signed a definitive agreement pursuant to which Superior will acquire GeoWaste in a stock for stock transaction valued at approximately $56 million or $2.65 per GeoWaste share based upon GeoWaste's current actual shares outstanding and Superior's closing stock price on July 2, 1998. The transaction is structured as being tax free to GeoWaste shareholders and will be accounted for as a pooling of interests. In addition to customary closing conditions, the transaction is subject to GeoWaste shareholder approval and is expected to close in October 1998.

          GeoWaste is an integrated non-hazardous solid waste services company with its principal assets in Southern Georgia and North-Central Florida and estimated annualized revenues of approximately $24 million. The company has landfill and collection operations in Valdosta, Georgia, and a transfer station and collection operations in Ocala, Florida. In 1997, GeoWaste collected approximately 180,000 tons of municipal solid waste and other non-hazardous solid waste from over 39,700 residential, commercial and industrial customers. Approximately 61% of the waste collected in 1997 was disposed of at the company's Pecan Row Landfill in Georgia, which has over 5 million cubic yards of capacity and currently accepts about 800 tons per day. The transfer facility in Florida processed over 49,000 tons of municipal solid waste in 1997.

          "The acquisition of GeoWaste gives us the critical mass we need to make a significant entry into the high-growth area of Southern Georgia and Northern Florida along Interstate 75. This is a natural extension of our strong presence in Alabama and puts us in an excellent position to further expand our business in the Southeast," said G.W. "Bill" Dietrich, president and chief executive officer of Superior Services.

          "We are aggressively pursuing additional growth opportunities in this region. We recently acquired a construction and demolition landfill in Ocala, Florida. In addition, we have already identified acquisition candidates having close to $20 million of annualized revenue and held substantive discussions with a number of these potential acquisition candidates which further expand the GeoWaste business and increase landfill volumes. We have also developed plans to immediately reduce costs and achieve additional operating synergies with our existing business in that area," he said.

          In addition to the GeoWaste acquisition, Dietrich said the company completed acquisitions of businesses with estimated annualized revenues of approximately $7 million in the second quarter of 1998, including a fully-integrated waste services company in a new market in Western Pennsylvania that further expands Superior's presence in the mid-Atlantic region. "We previously announced plans to acquire businesses with revenues of $20-30 million in the second quarter. Due to the time involved in obtaining regulatory approvals and finalizing certain environmental issues, most of these acquisitions will now occur during the third quarter," he said. "We do not expect these delays in closing these transactions to adversely impact our second quarter results."

          "Including GeoWaste, we currently have definitive agreements and signed non-binding letters of intent for acquisitions with estimated annual revenues of approximately $90 million. Except for GeoWaste, most of these are expected to close in the third quarter," Dietrich said. "The over $65 million in additional acquisitions are a combination of collection and disposal businesses, and more than two-thirds are in current or adjacent markets. Although there can be no assurance that any of these transactions will be consummated as successful acquisitions or on terms favorable to the company, this level of activity reflects the strong momentum of our business development program," he said.

          Dietrich also announced the company is negotiating with its commercial bank partners a substantial increase in the size of its revolving credit agreement to $250 million. "The additional financing will further enable us to continue to carry out our long-term growth strategy," Dietrich said.

          Superior Services, Inc. is an acquisition-oriented, fully-integrated solid waste services company providing solid waste collection, transfer, recycling and disposal services to more than 530,000 residential, commercial and industrial customers in 11 states. Since its original consolidation of 22 businesses in 1993, the company has acquired more than 70 businesses to build its network of 21 company-owned or operated solid waste landfills, 41 solid waste collection operations, 13 transfer stations and 15 recycling facilities.

          Certain matters discussed in this press release are 'forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects", "intends," or words of similar import. Similarly, statements that describe the company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties set forth under the caption "Risk Factors" in the company's Form S-4 Registration Statement (No. 333-48887) filed with the Securities and Exchange Commission on March 30, 1998, which could cause actual results to differ materially from those currently anticipated. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

         Superior Services news releases are available on-line 24 hours a day at:

         http://www.businesswire.com/cnn/supr.htm
         --30--blm/cgo*

         CONTACT:          Superior Services, Inc.
                           George K. Farr, 414/479-7834
                                    or
                           GeoWaste Incorporated
                           Amy C. MacF. Burbott, 904/353-5033